                                                 OMB APROVAL
                                                 --------------------------
                                                 OMB Number: 3235-0145
                   UNITED STATES                 Expires: November 30, 1999
         SECURITIES AND EXCHANGE COMMISSION      Estimated average burden
                WASHINGTON, DC 20549             hours per response...14.90


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 15 )*
                                             --

                            P. H. GLATFELTER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   377316 10 4
                               -------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (11-99)


                               Page 1 of 7 pages
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CUSIP NO.   377316 10 4
           --------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          George H. Glatfelter
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

        (a)
           ---------------------------------------------------------------------

        (b) X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
================================================================================
                   5    SOLE VOTING POWER
    NUMBER OF
      SHARES              None
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY      6    SHARED VOTING POWER
       EACH
    REPORTING             89,348**
      PERSON       -------------------------------------------------------------
       WITH        7    SOLE DISPOSITIVE POWER

                          None
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                          89,348**
================================================================================
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,788,819**
--------------------------------------------------------------------------------
  10    CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
        (See Instructions)
--------------------------------------------------------------------------------

**  See Item 4. below.
--------------------------------------------------------------------------------


                               Page 2 of 7 pages
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--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------


                               Page 3 of 7 pages
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                                  SCHEDULE 13G


ITEM 1.

                (a)     Name of Issuer:

                        P. H. Glatfelter Company
                        --------------------------------------------------------

                (b)     Address of Issuer's Principal Executive Offices:

                        96 South George Street, Suite 500
                        York, PA  17401
                        --------------------------------------------------------

ITEM 2.

                (a)     Name of Person Filing:

                        George H. Glatfelter
                        --------------------------------------------------------

                (b)     Address of Principal Business Office or, if none,
                        Residence:

                        96 South George Street, Suite 500
                        York, PA  17401
                        --------------------------------------------------------

                (c)     Citizenship:

                        United States
                        --------------------------------------------------------

                (d)     Title of Class of Securities:

                        Common Stock
                        --------------------------------------------------------

                (e)     CUSIP Number:

                        377316 10 4
                        --------------------------------------------------------


                               Page 4 of 7 pages
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ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR
                240.13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable
                ----------------------------------------------------------------

ITEM 4.         OWNERSHIP.

                Amount Beneficially Owned:

                3,788,819
                ----------------------------------------------------------------

                * Mr. Glatfelter has the right to acquire 3,703,887 of the shares included in this number, of which 4,416 are also included below in the number of shares as to which he exercises shared voting and dispositive power and 4,500 are subject to currently exercisable portions of options. Of the shares beneficially owned by Mr. Glatfelter, 1,478,141 are subject to the P.H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993, however, Mr. Glatfelter may withdraw any or all of such shares from the Voting Trust subject to certain conditions. Shares beneficially owned by other Glatfelter family members are also subject to the Voting Trust.


                Percent of Class:

                        8.9%
                ----------------------------------------------------------------

                Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote:  None
                                                                   ----
                (ii)    shared power to vote or to direct the vote:  89,348
                                                                     ------
                (iii)   sole power to dispose or to direct the disposition
                        of:  None
                             ----


                               Page 5 of 7 pages
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                (iv)    shared power to dispose or to direct the disposition
                        of:  89,348
                             ------

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not Applicable
                ----------------------------------------------------------------

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not Applicable
                ----------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                Not Applicable
                ----------------------------------------------------------------

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not Applicable
                ----------------------------------------------------------------


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not Applicable
                ----------------------------------------------------------------

ITEM 10.        CERTIFICATION:

                Not Applicable
                ----------------------------------------------------------------


                               Page 6 of 7 pages
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                                    SIGNATURE


                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2002                      /s/ George H. Glatfelter
                                       -----------------------------
                                                Signature


                                       George H.Glatfelter
                                       -----------------------------
                                                Name


                               Page 7 of 7 pages